CONTACT:  Leo Taylor
                         Tandycrafts, Inc. (817) 551-9600
                         (investor_relations@tandycrafts.com)
FOR IMMEDIATE RELEASE    or
                         Jeff Lambert, Tara Powers (mail@lambert-edwards.com)
                         Lambert, Edwards & Associates, Inc. (616) 233-0500


              TANDYCRAFTS EXPANDS BOARD WITH ADDITION OF MANCO CEO
              ----------------------------------------------------

FORT WORTH, Texas, June 22, 2000 - The board of directors of Tandycrafts, Inc. (NYSE:TAC) today announced it has named Jack Kahl as a director. Kahl is chief executive officer of Manco, Inc., a leading manufacturer and marketer of consumer products for the home, professional and do-it-yourself markets, including the category-dominating Duck(R) tape brand adhesive.

Kahl, 59, has been recognized for his leadership tactics by Forbes, Inc., Industry Week and Business Week, and was named one of "America's Most Admired CEOs" alongside ten other executives, including Microsoft's Bill Gates and GE Chief Executive Jack Welch. Kahl also was honored by Inc. as one of the top three CEOs in America to benchmark for leadership practices.

Tandycrafts, the Fort Worth-Texas based consumer products maker, said Kahl's product expertise and success in reaching both the mass merchandise and specialty retail markets will be invaluable as the Company directs its focus on its frames and wall decor, home furnishings, and consumer direct operations. The addition of Kahl expands the Tandycrafts board to six seats.

"Jack brings tremendous experience and a strong independent perspective to the Tandycrafts' board," said Michael Walsh, chairman and chief executive officer of Tandycrafts. "His proven track record, strong understanding of a variety of retail channels, and the growth Manco has experienced under his leadership underscore the board's optimism in adding Jack to our team."

Manco, Inc., a Henkel Group company, develops and markets a full-line of innovative do-it-yourself adhesives, office stationery and houseware products for consumers, and is best known for its category-dominating Duck(R) tape brand adhesive. Kahl joined Manco in 1963, growing the company from $80,000 to $235 million in annual sales. Under Kahl's guidance, Manco has been internationally recognized for its innovative business practices and its commitment to customer service.

"Tandycrafts has a clearly defined plan and is well positioned in the core markets it serves. I look forward to adding my experience to an already strong board and management team as we work to execute the strategic plan and accelerate growth at the Company," Kahl said.

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TANDYCRAFTS/ PAGE 2 OF 2

Kahl also serves on the board of directors for a number of companies and organizations, including Applied Industrial Technologies, Royal Appliance, Inc., Paragon Holdings, MCM Capital Advisory Boards, Clark/Bardes, Superlative Group and The United Way. He is a member of the Conference Board, the Institute of American Entrepreneurs, the American Hardware Association and the International Mass Retailing Association, and is former chairman of the board of Students In Free Enterprise (S.I.F.E.), which provides 800,000 college students with an opportunity to apply today's economic issues in their local communities. Kahl holds a bachelor's degree in marketing from John Carroll University and is a member of the school's board of trustees.

Tandycrafts, Inc. (www.tandycrafts.com) is a leading maker and marketer of consumer products, including frames and wall decor, office supplies, home furnishings and gift products. The Company's products are sold nationwide through wholesale distribution channels, including mass merchandisers and specialty retailers, and direct-to-consumer channels through the Company's retail stores, mail order and the Internet.

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